EXHIBIT 99.1

PRESS RELEASE

WASTE SERVICES ANNOUNCES
REVERSE STOCK SPLIT
BURLINGTON, Ontario, May 23, 2006 / PRNewswire-FirstCall/ — Waste Services, Inc. (Nasdaq: WSII) today announced that it will propose for approval at its annual meeting of shareholders scheduled for June 26, 2006 a reverse stock split of one share of common stock for each three shares of common stock presently outstanding. There are presently 103,415,600 shares of common stock outstanding. If approved, the reverse stock split will affect all Waste Services common stock, options and warrants. A preliminary proxy statement for this meeting has been filed with the Securities and Exchange Commission.
David Sutherland-Yoest, Waste Services Chairman and Chief Executive Officer, stated, “Our primary focus continues to be growing the adjusted EBITDA from the business. We continue to explore several strategic options that may impact the various alternatives we are considering to refinance the Kelso preferred. We believe that implementing the proposed reverse stock split will encourage greater investor interest and result in enhanced marketability and liquidity of our common stock.”
Waste Services, Inc., a Delaware corporation, is a multi-regional integrated solid waste services company that provides collection, transfer, disposal and recycling services in the United States and Canada. The company’s web site is http://www.wasteservicesinc.com. Information on the company’s web site does not form part of this press release.
For information contact:
Mark A. Pytosh, Executive Vice President
and Chief Financial Officer
Waste Services, Inc.
561-237-3420